Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 24, 2019	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended May 4, 2019 was $15.1 million, or $0.31 per share ($0.31 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended May 4, 2019 decreased 1.7 percent to $201.3 million from net sales of $204.9 million for the prior year 13-week fiscal quarter ended May 5, 2018. Comparable store net sales for the 13-week period ended May 4, 2019 decreased 1.3 percent from comparable store net sales for the prior year 13-week period ended May 5, 2018. Online sales increased 5.6 percent to $24.4 million for the 13-week period ended May 4, 2019, compared to net sales of $23.1 million for the 13-week period ended May 5, 2018.

Net income for the first quarter of fiscal 2019 was $15.1 million, or $0.31 per share ($0.31 per share on a diluted basis), compared with $18.3 million, or $0.38 per share ($0.38 per share on a diluted basis) for the first quarter of fiscal 2018.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 230-1085 for domestic calls or (612) 288-0329 for international calls and reference the conference code 467603. A replay of the call will be available for a two-week period beginning today at 12:00 p.m. EDT by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 467603.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 449 retail stores in 42 states. As of the end of the fiscal quarter, it operated 449 stores in 42 states compared with 456 stores in 43 states at the end of the first quarter of fiscal 2018.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018

SALES, Net of returns and allowances	$201,313	$204,897

COST OF SALES (Including buying, distribution, and occupancy costs)	124,660	125,206

Gross profit	76,653	79,691

OPERATING EXPENSES:
Selling	46,609	45,853
General and administrative	11,310	10,578
	57,919	56,431

INCOME FROM OPERATIONS	18,734	23,260

OTHER INCOME, Net	1,255	1,487

INCOME BEFORE INCOME TAXES	19,989	24,747

PROVISION FOR INCOME TAXES	4,897	6,409

NET INCOME	$15,092	$18,338

EARNINGS PER SHARE:
Basic	$0.31	$0.38

Diluted	$0.31	$0.38

Basic weighted average shares	48,552	48,379
Diluted weighted average shares	48,734	48,550

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	May 4, 2019	February 2, 2019 (1)	May 5, 2018

CURRENT ASSETS:
Cash and cash equivalents	$183,939	$168,471	$168,387
Short-term investments	53,659	51,546	54,700
Receivables	5,780	7,089	7,061
Inventory	120,814	125,190	118,181
Prepaid expenses and other assets	20,406	18,136	19,182
Total current assets	384,598	370,432	367,511

PROPERTY AND EQUIPMENT	453,578	452,187	460,869
Less accumulated depreciation and amortization	(326,705)	(321,505)	(315,018)
	126,873	130,682	145,851

OPERATING LEASE RIGHT-OF-USE ASSETS	345,473	—	—
LONG-TERM INVESTMENTS	15,667	18,745	17,876
OTHER ASSETS	7,754	7,443	6,918

Total assets	$880,365	$527,302	$538,156

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$36,533	$29,008	$25,818
Accrued employee compensation	11,636	21,452	11,893
Accrued store operating expenses	22,124	17,982	19,699
Gift certificates redeemable	14,262	16,634	15,305
Current portion of operating lease liabilities	72,857	—	—
Income taxes payable	9,651	5,142	17,945
Total current liabilities	167,063	90,218	90,660

DEFERRED COMPENSATION	14,914	13,978	15,337
NON-CURRENT OPERATING LEASE LIABILITIES	300,430	—	—
DEFERRED RENT LIABILITY	—	29,229	32,961
Total liabilities	482,407	133,425	138,958

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 49,231,625 shares at May 4, 2019, 49,017,395 shares at February 2, 2019, and 49,044,895 shares at May 5, 2018	492	490	490
Additional paid-in capital	149,860	148,564	145,761
Retained earnings	247,606	244,823	253,036
Accumulated other comprehensive loss	—	—	(89)
Total stockholders’ equity	397,958	393,877	399,198

Total liabilities and stockholders’ equity	$880,365	$527,302	$538,156

(1) Derived from audited financial statements.